Exhibit 99.2

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                         , 201

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE PREFERRED STOCK OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated                         , 201    )

 Shares

Series [        ] Preferred Stock

Liquidation Preference $             Per Share

We are offering for sale              shares of our Series [                        ] preferred stock, or our “preferred stock,” with a liquidation preference of $             per share. [Insert relevant information regarding ranking, conversion, redemption, dividends, etc. to the extent required to be disclosed by applicable law or regulation.]

Prospect Capital Corporation is a financial services company that lends to and invests in middle market, privately-held companies. We are organized as an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Prospect Capital Management L.P. manages our investments and Prospect Administration LLC provides the administrative services necessary for us to operate.

[Add relevant disclosure depending on whether preferred shares are listed or not.]

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read it before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission, or the “SEC.” This information is available free of charge by contacting us at 10 East 40th Street, 42nd Floor, New York, NY 10016 or by telephone at (212) 448-0702. The SEC maintains a website at www.sec.gov where such information is available without charge upon written or oral request. Our internet website address is www.prospectstreet.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Investing in our preferred stock involves risks that are described in the “Risk Factors” section beginning on page S-    of this prospectus supplement and page      of the accompanying prospectus, including the risk of leverage.

The SEC has not approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Exhibit 99.2

	Per Share	Total
Public offering price	$	$
Sales Load (underwriting discounts and commissions)	$	$
Proceeds to Prospect Capital Corporation, before expenses(1)	$	$
_______________________

(1)                                 Before deducting estimated offering expenses payable by us of approximately $            .

The underwriters expect to deliver the shares to purchasers on or about                         , 201    .

[The underwriters have the option to purchase up to an additional                          shares of preferred stock at the public offering price, less the sales load (underwriting discounts and commissions), within                          days from the date of this prospectus supplement [solely to cover over-allotments]. If the [over-allotment] option is exercised in full, the total public offering price will be $            , and the total sales load (underwriting discounts and commissions) will be $            . The proceeds to us would be $            , before deducting estimated offering expenses payable by us of approximately $            .]

Prospectus Supplement dated                         , 201
_______________________
(1) In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

FORWARD-LOOKING STATEMENTS

Our annual report on Form 10-K for the year ended June 30, 201    , any of our quarterly reports on Form 10-Q or current reports on Form 8-K, or any other oral or written statements made in press releases or otherwise by or on behalf of Prospect Capital Corporation, including this prospectus supplement and the accompanying prospectus, may contain forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, or the “1934 Act,” which involve substantial risks and uncertainties. Forward-looking statements predict or describe our future operations, business plans, business and investment strategies and portfolio management and the performance of our investments and our investment management business. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs, and our assumptions. Words such as “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes,” “scheduled” and variations of these words and similar expressions are intended to identify forward-looking statements. Our actual results or outcomes may differ materially from those anticipated. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	our future operating results,

•	our business prospects and the prospects of our portfolio companies,

•	the impact of investments that we expect to make,

•	our contractual arrangements and relationships with third parties,

•	the dependence of our future success on the general economy and its impact on the industries in which we invest,

•	the ability of our portfolio companies to achieve their objectives,

•	difficulty in obtaining financing or raising capital, especially in the current credit and equity environment,

•	the level and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets,

•	adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise,

•	a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us,

•	our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company,

•	the adequacy of our cash resources and working capital,

•	the timing of cash flows, if any, from the operations of our portfolio companies,

•	the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments,

•
authoritative generally accepted accounting principles or policy changes from such standard setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission, Internal Revenue Service, the NASDAQ Global Select Market, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business, and

S-i

•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and in our filings with the SEC.

 Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. Important assumptions include our ability to originate new loans and investments, certain margins and levels of profitability and the availability of additional capital. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement and the accompanying prospectus, respectively, should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus, respectively. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement or the accompanying prospectus, as applicable. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the 1933 Act.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the Underwriters have not, authorized any other person to provide you with information that is different from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition and results of operations may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

S-ii

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Summary	S-1
Specific Terms of the Preferred Stock and the Offering	S-3
Selected Condensed Financial Data	S-3
Risk Factors	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Preferred Dividends	S-3
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-4
Description of Preferred Stock	S-4
Capitalization	S-4
Underwriting	S-6
Legal Matters	S-9
Independent Registered Public Accounting Firm	S-9
Available Information	S-9
Financial Statements	S-9

PROSPECTUS

[Insert table of contents from base prospectus.]

S-iii

PROSPECTUS SUMMARY
This summary highlights some information from this prospectus supplement and the accompanying prospectus, and it may not contain all of the information that is important to you. To understand the terms of the preferred stock offered hereby, you should read this prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the shares of preferred stock we are offering. You should carefully read the sections titled “Risk Factors” in this prospectus supplement and in the accompanying prospectus and the documents identified in the section “Available Information.”
The terms “we,” “us,” “our” and “Company” refer to Prospect Capital Corporation; “Prospect Capital Management,” “Investment Adviser” and “PCM” refer to Prospect Capital Management L.P.; and “Prospect Administration” and the “Administrator” refer to Prospect Administration LLC.
The Company
Prospect Capital Corporation is a financial services company that primarily lends to and invests in middle market privately-held companies. We are a closed-end investment company incorporated in Maryland. We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940 (the “1940 Act”). As a BDC, we have elected to be treated as a regulated investment company (“RIC”), under Subchapter M of the Internal Revenue Code of 1986 (the “Code”). We were organized on April 13, 2004 and were funded in an initial public offering completed on July 27, 2004. We are one of the largest BDCs with approximately $     billion of total assets as of June 30, 201    .

We are externally managed by our investment adviser, Prospect Capital Management. Prospect Administration, a wholly-owned subsidiary of the Investment Adviser, provides administrative services and facilities necessary for us to operate.

On May 15, 2007, we formed a wholly-owned subsidiary Prospect Capital Funding LLC (“PCF”), a Delaware limited liability company and a bankruptcy remote special purpose entity, which holds certain of our portfolio loan investments that are used as collateral for the revolving credit facility at PCF. Our wholly-owned subsidiary Prospect Small Business Lending, LLC (“PSBL”) was formed on January 27, 2014 and purchases small business whole loans on a recurring basis from online small business loan originators, including On Deck Capital, Inc. (“OnDeck”). On September 30, 2014, we formed a wholly-owned subsidiary Prospect Yield Corporation, LLC (“PYC”) and effective October 23, 2014, PYC holds our investments in collateralized loan obligations (“CLOs”). Each of these subsidiaries have been consolidated since operations commenced.

We currently have nine strategies that guide our origination of investment opportunities: (1) lending to companies controlled by private equity sponsors, (2) lending to companies not controlled by private equity sponsors, (3) purchasing controlling equity positions and lending to operating companies, (4) purchasing controlling equity positions and lending to financial services companies, (5) purchasing controlling equity positions and lending to real estate companies, (6) purchasing controlling equity positions and lending to aircraft leasing companies, (7) investing in structured credit, (8) investing in syndicated debt and (9) investing in consumer and small business loans and asset-backed securitizations. We may also invest in other strategies and opportunities from time to time that we view as attractive. We continue to evaluate other origination strategies in the ordinary course of business with no specific top-down allocation to any single origination strategy.

Lending to Companies Controlled by Private Equity Sponsors - We make agented loans to companies which are controlled by private equity sponsors. This debt can take the form of first lien, second lien, unitranche or unsecured loans. These loans typically have equity subordinate to our loan position. Historically, this strategy has comprised approximately 40%-60% of our portfolio.

Lending to Companies not Controlled by Private Equity Sponsors - We make loans to companies which are not controlled by private equity sponsors, such as companies that are controlled by the management team, the founder, a family or public shareholders. This origination strategy may have less competition to provide debt financing than the private-equity-sponsor origination strategy because such company financing needs are not easily addressed by banks and often require more diligence preparation. This origination strategy can result in investments with higher returns or lower leverage than the private-equity sponsor origination strategy. Historically, this strategy has comprised up to approximately 15% of our portfolio.

Purchasing Controlling Equity Positions and Lending to Operating Companies - This strategy involves purchasing yield-producing debt and controlling equity positions in non-financial-services operating companies. We believe that we can provide enhanced certainty of closure and liquidity to sellers and we look for management to continue on in their current roles. This strategy has comprised approximately 5%-15% of our portfolio.

Purchasing Controlling Equity Positions and Lending to Financial Services Companies - This strategy involves purchasing yield-producing debt and control equity investments in financial services companies, including consumer direct lending, subprime auto lending and other strategies. These investments are often structured in tax-efficient partnerships, enhancing returns. This strategy has comprised approximately 5%-15% of our portfolio.

Purchasing Controlling Equity Positions and Lending to Real Estate Companies - We purchase debt and controlling equity positions in tax-efficient real estate investment trusts (“REIT” or “REITs”). National Property REIT Corp.’s (“NPRC”), an operating company and the surviving entity of the May 23, 2016 merger with APRC and UPRC, real estate investments are in various classes of developed and occupied real estate properties that generate current yields, including multi-family properties, student housing, and self-storage. NPRC seeks to identify properties that have historically significant occupancy rates and recurring cash flow generation. NPRC generally co-invests with established and experienced property management teams that manage such properties after acquisition. Additionally, NPRC purchases loans originated by certain consumer loan facilitators. It purchases each loan in its entirety (i.e., a “whole loan”). The borrowers are consumers, and the loans are typically serviced by the facilitators of the loans. This investment strategy has comprised approximately 10%-20% of our business.

Purchasing Controlling Equity Positions and Lending to Aircraft Leasing Companies - We invest in debt as well as equity in companies with aircraft assets subject to commercial leases to airlines across the globe. We believe that these investments can present attractive return opportunities due to cash flow consistency from long-term leases coupled with hard asset residual value. We believe that these investment companies seek to deliver risk-adjusted returns with strong downside protection by analyzing relative value characteristics across a variety of aircraft types and vintages. This strategy historically has comprised less than 5% of our portfolio.

Investing in Structured Credit - We make investments in CLOs, often taking a significant position in the subordinated interests (equity) and debt of the CLOs. The underlying portfolio of each CLO investment is diversified across approximately 100 to 200 broadly syndicated loans and does not have direct exposure to real estate, mortgages, or consumer-based credit assets. The CLOs in which we invest are managed by established collateral management teams with many years of experience in the industry. This strategy has comprised approximately 10%-20% of our portfolio.

Investing in Syndicated Debt - On a primary or secondary basis, we purchase primarily senior and secured loans and high yield bonds that have been sold to a club or syndicate of buyers. These investments are often purchased with a long term, buy-and-hold outlook, and we often look to provide significant input to the transaction by providing anchoring orders. This strategy has comprised approximately 5%-10% of our portfolio.

Investing in Consumer and Small Business Loans and Asset-Backed Securitizations - We purchase loans originated by certain consumer and small-and-medium-sized business (“SME”) loan facilitators. We generally purchase each loan in its entirety (i.e., a “whole loan”) and we invest in asset-backed securitizations collateralized by consumer or small business loans. The borrowers are consumers and SMEs and the loans are typically serviced by the facilitators of the loans.

Typically, we concentrate on making investments in companies with annual revenues of less than $750 million and enterprise values of less than $1 billion. Our typical investment involves a secured loan of less than $250 million. We also acquire controlling interests in companies in conjunction with making secured debt investments in such companies. In most cases, companies in which we invest are privately held at the time we invest in them. We refer to these companies as “target” or “middle market” companies and these investments as “middle market investments.”

We seek to maximize total returns to our investors, including both current yield and equity upside, by applying rigorous credit analysis and asset-based and cash-flow based lending techniques to make and monitor our investments. We are constantly pursuing multiple investment opportunities, including purchases of portfolios from private and public companies, as well as originations and secondary purchases of particular securities. We also regularly evaluate control investment opportunities in a range of industries, and some of these investments could be material to us. There can be no assurance that we will successfully consummate any investment opportunity we are currently pursuing. If any of these opportunities are consummated, there can be no assurance that investors will share our view of valuation or that any assets acquired will not be subject to future write downs, each of which could have an adverse effect on our stock price.

As of June 30, 201    , we had investments in          portfolio companies and CLOs. The aggregate fair value as of June 30, 201         of investments in these portfolio companies held on that date is approximately $         billion. Our portfolio across all our performing interest-bearing investments had an annualized current yield of         % as of June 30, 201        . Our annualized current yield was         % as of June 30, 201         across all investments.

Recent Developments

[Insert description of recent developments at time of offering.]

SPECIFIC TERMS OF THE PREFERRED STOCK AND THE OFFERING

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general description of our preferred stock in this prospectus supplement under the heading “Description of Our Preferred Stock” and in the accompanying prospectus under the heading “Description of Our Preferred Stock” before investing in our preferred stock. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of the preferred stock in tabular form to the extent required to be disclosed by applicable law or regulation.]

SELECTED CONDENSED FINANCIAL DATA

You should read the condensed financial information below with the Financial Statements and Notes thereto included in this prospectus supplement and the accompanying prospectus. Financial information below for the years ended June 30, 201    , 201    , 201    , 201   and 201     has been derived from the financial statements that were audited by our independent registered public accounting firm. Certain reclassifications have been made to the prior period financial information to conform to the current period presentation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page S-     for more information.

[Insert Selected Condensed Financial Data of Prospect Capital Corporation reflecting most recently filed financial statements prior to the offering.]

RISK FACTORS

[Insert risk factors applicable to the preferred stock and any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

Assuming the sale of all                          shares of preferred stock offered under this prospectus supplement and the accompanying prospectus, at the sale price of $             per share for our preferred stock, we estimate that the net proceeds of this offering will be approximately $             million after deducting the estimated Underwriter commissions and our estimated offering expenses (or approximately $             million if the underwriters fully exercise their option).

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(All figures in this section are in thousands except share, per share and other data)

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Historical results set forth are not necessarily indicative of our future financial position and results of operations.

[Insert Management’s Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

DESCRIPTION OF PREFERRED STOCK

This prospectus supplement sets forth certain terms of our preferred stock that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our preferred stock. You should read this section together with the more general descriptions of our preferred stock in the accompanying prospectus under the headings “Description of Our Capital Stock--Preferred Stock” and “Description of Our Preferred Stock” in the accompanying prospectus before investing in our preferred stock. This summary is not necessarily complete and is subject to and entirely qualified by reference to our charter and bylaws.

[Insert material terms of the preferred stock to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our capitalization as of                         , 201    :

•on an actual basis;

•on an as adjusted basis giving effect to the issuance of shares in connection with our dividend reinvestment plan since      , 201  , the issuance of shares of common stock during the period from            , 201  to            , 201  , the issuance of $      million aggregate principal amount of Prospect Capital InterNotes® since            , 201   and repayments under our credit facility; and

•on an as further adjusted basis giving effect to the transactions noted above and the assumed sale of                          shares of our preferred stock at a price of $             per share (the last reported sale price per share of our preferred stock on the                        on                      , 201    ) less commissions and expenses.

This table should be read in conjunction with “Use of Proceeds” and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included in this prospectus supplement and the accompanying prospectus.

As of , 201
	Actual	As Adjusted for Stock Issuances and Borrowings After , 201	As further Adjusted for this Offering
(In thousands, except shares and per share data) (Unaudited)
Long-term debt, including current maturities:
Borrowings under senior credit facility(1)	$	$	$
Senior Convertible Notes
Senior Unsecured Notes
Prospect Capital InterNotes®
Amount owed to affiliates
Total long-term debt
Stockholders’ equity:
Preferred stock, par value $0.001 per share (            shares authorized: Series preferred stock;      shares outstanding actual,         shares outstanding as adjusted for stock issuances in connection with our dividend reinvestment plan and           shares outstanding as further adjusted for this offering)

Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; shares outstanding actual and shares outstanding as adjusted)
Paid-in capital in excess of par value
Net investment income in excess of distributions
Accumulated realized losses on investments
Net unrealized appreciation on investments
Total stockholders’ equity
Total capitalization	$	$	$

(1)                                 As of                         , 201    , we had $             million of borrowings outstanding under our credit facility.

UNDERWRITING

are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of preferred stock set forth opposite its name below.

Underwriter	Number of Shares

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriting agreement provides that the underwriter’s obligation to purchase shares of preferred stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•the obligation to purchase all of the shares of preferred stock offered hereby, if any of the shares are purchased;

•the representations and warranties made by us to the underwriter are true;

•there is no material change in our business or in the financial markets; and

•we deliver customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

The underwriter has advised us that it proposes to offer the shares of preferred stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriter, at such offering price less a selling concession not in excess of $0.10 per share. After the offering, the underwriter may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The expenses of the offering that are payable by us are estimated to be $             (excluding underwriting discounts and commissions).

[Option to Purchase Additional Shares

We have granted the underwriter an option exercisable for                          days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of                          shares at the public offering price less underwriting discounts and commissions.]

[Lock-Up Arrangement

We have agreed, without the prior written consent of the underwriter not to, during the period ending              days following the date of the underwriting agreement, (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement relating to, any securities of the Company that are substantially similar to the preferred stock offered hereby, including but not limited to any options or warrants to purchase shares of preferred stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, preferred stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the preferred stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of preferred stock or such other securities, in cash or otherwise (other than shares of preferred stock to be sold hereunder or pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the underwriting agreement).]

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

[Listing

The shares of preferred stock are a new issue of securities with no established trading market. We intend to list the shares of preferred stock on                         . We expect trading in the shares of preferred stock on                                      to begin within                            days after the original issue date. Currently there is no public market for the shares of preferred stock.

We have been advised by the underwriters that they presently intend to make a market in the shares of preferred stock after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the shares of preferred stock and any such market-making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, the shares of preferred stock. If any active public trading market for the shares of preferred stock does not develop, the market price and liquidity of the shares of preferred stock may be adversely affected.]

Stabilization and Short Positions

The underwriter may engage in stabilizing transactions, covering transactions or purchases for the purpose of pegging, fixing or maintaining the price of the preferred stock, in accordance with Regulation M under the Exchange Act:

•Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•Covering transactions involve purchases of the preferred stock in the open market after the distribution has been completed in order to cover short positions.

These stabilizing transactions and covering transactions may have the effect of raising or maintaining the market price of our preferred stock or preventing or retarding a decline in the market price of the preferred stock. As a result, the price of the preferred stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                                      or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred stock. In addition, neither we nor the underwriter will make representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, the underwriter may engage in passive market making transactions in the preferred stock on                              in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of preferred stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker࿽s bid that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders.

Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter࿽s website and any information contained in any other website maintained by the underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of preferred stock offered in the prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of the prospectus.

Relationships

From time to time,                                      and its affiliates have, directly or indirectly, provided investment banking or financial advisory services to us, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and expense reimbursement.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters regarding the preferred stock offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Venable LLP as special Maryland counsel.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

is the independent registered public accounting firm for the Company.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our common stock offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement. We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the 1934 Act. This information and the information specifically regarding how we voted proxies relating to portfolio securities for the period ended June 30, 201 , are available free of charge by contacting us at 10 East 40th Street, 42nd floor, New York, NY 10016 or by telephone at toll-free (888) 748-0702. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC which are available on the SEC’s Internet site at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, D.C. 20549-0102.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and, if given or made, such information or representations must not be relied upon as having been authorized by us or the Underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

[Insert financial statements and notes thereto from most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable, prior to the offering.]

Shares

Series              Preferred Stock

Liquidation Preference $             Per Share

PROSPECTUS SUPPLEMENT

[Underwriters]

, 201

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